Exhibit 99.1

Willis North America Appoints Vic Krauze as Chairman and Chief Executive Officer

Todd Jones Appointed President of Willis North America

NEW YORK--(BUSINESS WIRE)--November 22, 2010--Willis Group Holdings (NYSE: WSH), the global insurance broker, today announced the appointment of Vic Krauze as Chairman and CEO of Willis North America. Mr. Krauze will report to Joe Plumeri, Chairman and CEO of Willis Group, and will serve as a member of Willis’ Executive Committee. Mr. Krauze, formerly President and COO of Willis North America, succeeds Don Bailey, who is leaving the company in December after a transition period to begin a new role for a major U.S. personal lines insurance carrier.

In addition to Mr. Krauze’s appointment, Willis also appointed Todd Jones, formerly National Partner for the Northeast Region, as President of Willis North America, reporting to Mr. Krauze.

Willis North America is the North American retail brokerage business of Willis Group Holdings. The unit has more than 200 local offices across the United States, Canada and Mexico, offering a full range of insurance and risk management services, specialist expertise and global resources to large corporate, middle-market and small business clients. The unit has over 6,000 employees spread over three countries.

“Vic’s extensive track record at Willis, and his outstanding performance at the front lines during many watershed moments in our company’s history, position him perfectly to assume the helm of our North American operation,” said Mr. Plumeri. “Vic brings to this role great knowledge of our business, broad engagement with our clients and the deep respect of his fellow Willis Associates. I am very pleased to have Vic by my side as we move forward, just as he has been there for Willis for the past 14 years.”

“I came to Willis when it had a much smaller footprint in North America, have been honored to play a role in its substantial growth and doubling in size following the 2008 acquisition of Hilb Rogal & Hobbs (HRH), and am thrilled to have the opportunity to lead this great organization,” said Mr. Krauze. “I look forward to continuing to work with Joe, Todd, the 6,000 Associates of Willis North America and the many industry leaders and global specialists that help to define the Willis brand around the world.”

Commenting on Don Bailey, who joined Willis in 2003, Joe Plumeri said, “We thank Don for his many contributions to our firm and wish him all the best in his new role on the carrier side. Don has provided exemplary leadership during a very challenging period in our industry and oversaw the complex integration with HRH with great precision.”

Vic Krauze, the incoming Chairman and CEO of Willis North America, joined Willis in January 1997 as a producer and was soon promoted to President and CEO of the company’s Minnesota operations. In July 2003, he was named National Partner of the Great Lakes Region, which became part of the company’s larger Central Region in 2006 under Krauze’s leadership. He was appointed COO of Willis North America in February 2008 and was also named President in August 2009.

Mr. Krauze began his insurance career in 1989 as a marketing specialist and later was responsible for production for both risk management and middle-market clients. He is a graduate of the University of Minnesota, with a degree in Applied Statistics. In 1991 he earned his Masters of Business Administration degree from the University of St. Thomas. Prior to his insurance career, Mr. Krauze served in the United States Navy for 12 years.

Todd Jones, the incoming President of Willis North America, joined Willis in September 2003. He has served as National Partner for the Northeast Region since 2007, overseeing all aspects of Willis’ retail operations in the Northeastern United States, and driving growth and strategic development in the region. Previously, Mr. Jones served as the North American Practice Leader for Willis’ Executive Risks practice.

Earlier in his career, Mr. Jones held various leadership roles in the insurance brokerage industry. Before entering the brokerage industry, Mr. Jones was a financial analyst and corporate banker for First Union National Bank, focusing on the telecommunications and healthcare industries. He graduated from Wake Forest University and earned his Masters of Business Administration degree from the Stern School of Business at New York University.

About Willis

Willis Group Holdings is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

CONTACT:
Media:
Colleen McCarthy, +1 212-915-8307
colleen.mccarthy@willis.com
or
Investors:
Kerry K. Calaiaro, +1 212-915-8084
kerry.calaiaro@willis.com